CONSENT OF INDEPENDENT AUDITORS


The Trustees and Shareholders
Evergreen Municipal Trust

We consent to the ues of our report dated November 7, 1997, for The Maryland Municipal Bond Fund, a portfolio of The Virtus Funds, incorporated by reference herein, and to the reference to our firm under the caption "Financial Highlights" in the prospectus.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Pittsburgh, Pennsylvania
February 6, 1998